UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2008

D.R. Horton, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14122	75-2386963
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Commerce Street, Suite 500, Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 390-8200

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

All the information set forth below under Item 5.02(e) is hereby incorporated by reference into this Item 1.01.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

5.02(e)

D.R. Horton, Inc., a Delaware corporation (the “Company”), recently completed its review of its equity and incentive compensation plans, including the D.R. Horton Deferred Compensation Plan and the D.R. Horton, Inc. Amended and Restated Supplemental Executive Retirement Plan No. 2 (collectively the “Plans”), to ensure that payments made under those Plans remain either exempt from or in compliance with Section 409A of the Internal Revenue Code (“Section 409A”). This review sought to maintain the Plans in accordance with Section 409A and the treasury regulations issued thereunder, including the mechanics of deferral and payout elections and the time and form of payment. The review also reexamined the overall plan design in order to reflect the current policies established by the Compensation Committee of the Board of Directors (the “Compensation Committee”) and the Company. Executive officers of the Company are participants in both Plans, and directors are also eligible to participate in the Deferred Compensation Plan.

On December 10, 2008, the Compensation Committee and the Board of Directors approved the amendments to and restatements of the Plans. Each of these Plans amends, restates and supersedes its respective prior plan in its entirety. Each amended and restated plan was modified to address the provisions of Section 409A, and to distinguish between post-2004 benefits subject to Section 409A and accounts that were earned and vested on or before December 31, 2004 that are “grandfathered accounts” not subject to Section 409A.

The Plans were also amended to include a default rule for the lump sum payout of distributions after separation from service (absent a timely election for an alternative payout), and impose a six-month delay upon distributions made by reason of separation from service (including retirement) of accounts subject to Section 409A to persons who are “specified employees” under Section 409A unless permitted exceptions apply.

The Deferred Compensation Plan was also amended to modify provisions relating to (1) partial year eligibility, (2) installment eligibility age, and (3) the Section 409A transition rule regarding the timing and form of distributions elected on or prior to December 31, 2008. The Deferred Compensation Plan was also amended to clarify that participants are eligible to delay distributions until age 62 only if he or she has attained age 50 with 10 years of service.

The Deferred Compensation Plan was further amended, with respect to amounts earned and vested prior to January 1, 2005 (“pre-2005 Account”), to provide that any participant terminating after January 1, but before June 30, would receive distributions of his or her pre-2005 Account on July 1 of the following year. Similarly, for the pre-2005 Account, any participant terminating after July 1, but before December 31, would be paid his or her pre-2005 Account on January 1 of the second calendar year following the year of termination. Furthermore, the Deferred Compensation Plan was amended to provide, for amounts earned or vested on or after January 1, 2005 (“post-2005 Account”), that any participant terminating after January 1, but before July 1, or any participant terminating on or after July 1, but before January 1, would receive his or her post-2005 Account on January 1 of the calendar year following the year of his or her termination, or on July 1 of the calendar year following the year of his or her termination, respectively.

The Deferred Compensation Plan was amended to require payout elections be made annually by the end of the year before the year in which the related services will be performed. Provisions were also added to restrict changes to the time and form of payments under the Deferred Compensation Plan, pursuant to Section 409A guidance. Pursuant to these revisions an election change may be made only if (1) the election is made more than 12 months before payment is scheduled to begin, (2) the election is effective no earlier than 12 months after it is made, and (3) the payment be deferred for at least 5 more years.

The above description of the provisions of the amended and restated Plans is qualified in its entirety by reference to the full text of the Plans, which have been filed as exhibits to this report.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	D.R. Horton Amended and Restated Deferred Compensation Plan

10.2	D.R. Horton Amended and Restated Supplemental Executive Retirement Plan No. 2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

D. R. Horton, Inc.

Date: December 16, 2008	By:	/s/ Bill W. Wheat
Bill W. Wheat Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	D.R. Horton Amended and Restated Deferred Compensation Plan

10.2	D.R. Horton Amended and Restated Supplemental Executive Retirement Plan No. 2